Exhibit 99.1

Essential Utilities Reports Financial Results for Q2 2024

Earnings per share of $0.28 for Q2 2024, due to weather impacts

Company increases quarterly dividend rate by 6.0%

BRYN MAWR, PA (August 5, 2024) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the second quarter ended June 30, 2024. Essential’s net income of $75.4 million or $0.28 per share for the second quarter of 2024.

“We continue to deliver long-term value to our customers, communities, shareholders, and employees, and we are pleased with the execution of our infrastructure investment plan and with the progress made in our strategic regulatory priorities in the first half of 2024,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “However, in 2024, for the second consecutive year, the first half of the year was warmer than normal. In fact, it was 20% warmer than normal in the primary operating area in which we supply natural gas. We remain optimistic that the weather normalization clause, included in our current natural gas rate case, will be approved resulting in less volatility in the company’s revenue. I’m pleased with the strong operating performance of the Essential management team which, when adjusting for the impact of weather, should achieve results within our original guidance range, excluding the gain on sale from the energy plant assets that closed earlier this year.”

Operating Results

Essential reported net income of $75.4 million and earnings per share of $0.28 for the second quarter of 2024, compared to net income of $91.3 million and earnings per share of $0.34 for the same period in 2023. Comparing this quarter’s earnings to those of Q2 2023, increased revenues from regulatory recoveries and regulated water segment customer growth were offset by lower regulated natural gas segment and water segment volumes and an increase in expenses.

Revenues for the quarter were $434.4 million compared to $436.7 million in the second quarter of 2023, a decrease of 0.5%. Lower purchased gas costs and lower regulated natural gas segment and water segment volumes were the primary contributors to the decrease in revenues for the quarter, which were offset by additional revenues from regulatory recoveries and customer growth from the regulated water segment. Operations and maintenance expenses increased to $142.5 million for the second quarter of 2024 compared to $133.5 million in the second quarter of 2023.

Essential’s regulated water segment reported revenues for the quarter of $302.5 million, an increase of 3.0% compared to $293.7 million in the second quarter of 2023. Rates and surcharges and customer growth were the largest contributors to the increase in revenues for the period. These increases were offset by lower volumes relative to the second quarter of 2023, when volumes were particularly strong. Operations and maintenance expenses for Essential’s regulated water segment increased 2.5% to $95.6 million for the second quarter of 2024, compared to $93.2 million in the second quarter of 2023.

Essential’s regulated natural gas segment reported revenues for the quarter of $128.2 million, compared to $139.0 million in the second quarter of 2023. Due mainly to lower volume and to a lesser degree changed commodity prices, purchased gas costs were $32.7 million for the quarter as compared to $39.7 million for the same quarter in 2023. As a result, the recovery of lower purchased gas costs was the largest driver in the decrease in revenues. Furthermore, the weather was approximately 44% warmer than normal during the second quarter of 2024 contributing to the decrease of revenues. Operations and maintenance expenses for Essential’s regulated natural gas segment increased to $49.7 million for the second quarter of 2024 compared to $41.1 million in the second quarter of 2023, due mainly to the timing of capitalization, most of which should reverse by year end, and non-recurring credits in the same quarter last year.

As of June 30, 2024, Essential reported year-to-date net income of $341.2 million, or $1.25 per share, compared to $282.7 million, or $1.07 per share through the same period of 2023.

For the first six months of 2024, the company reported revenues of $1,046.5 million, a decrease of 10.0%, due mainly to the reduced cost of purchased gas, compared to $1,163.2 million in the first half of 2023. Operations and maintenance expenses for the first half of 2024 were $279.4 million compared to $271.5 million in 2023, an increase of 2.9%.

Dividend

On July 31, 2024, Essential’s board of directors declared a quarterly cash dividend of $0.3255 per share of common stock. This represents a 6.0% increase to the quarterly dividend rate and is the company’s 34th increase in the last 33 years. This dividend will be payable on September 3, 2024, to shareholders of record on August 12, 2024. The company has paid a consecutive quarterly cash dividend for more than 79 years.

Financing

As of June 30, 2024, Essential’s weighted average cost of fixed-rate long-term debt was 3.97%, and the company had $895.5 million available on its credit lines. Aqua Pennsylvania recently secured $77.5 million in low-interest loans through the Pennsylvania Infrastructure Investment Authority (PENNVEST) to support its ongoing commitment to replace aging infrastructure across Pennsylvania. In the last three years, Essential has received approval for approximately $192 million in funding from state-administered infrastructure funding programs. Funding will be provided in the form of zero percent or low-cost loans (approximately $133 million) and grants (approximately $59 million).

Rate Activity

To date in 2024, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, North Carolina, Ohio, and Pennsylvania of $25.8 million, and its regulated natural gas segment received infrastructure surcharges in Kentucky and Pennsylvania of $2.0 million. The company currently has base rate cases or infrastructure surcharges pending in Illinois, New Jersey, Pennsylvania, Texas, and Virginia for its regulated water segment, which combined would add an estimated $169.9 million in incremental annual revenues, and a base rate case pending in Pennsylvania for its regulated natural gas segment for an estimated $156.0 million in incremental annual revenues. For the regulated natural gas segment base rate case in Pennsylvania, the administrative law judge issued a recommended decision on July 15, 2024, and the company anticipates a final order to be issued in September 2024.

Capital Expenditures

Essential invested approximately $548.9 million in the first half of the year to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in the country at replacing miles of aged underground utility pipe and is committed to maintaining elevated levels of infrastructure investment. The company is on track to invest between $1.3 to $1.4 billion in needed infrastructure investments in 2024 and from 2024 through 2028, the company plans to invest approximately $7.2 billion to improve water and natural gas systems and better serve customers through improved information technology. Essential’s investments during this five-year period include addressing PFAS with at least $450 million in capital projects, replacing and expanding its water and wastewater utility infrastructure, and replacing and upgrading its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. The company is a leader in remediating PFAS and will comply with the finalized EPA rule. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to an even larger customer base than it could from organic customer growth alone.

On May 21, 2024, the company’s regulated subsidiary, Aqua Illinois, closed on its acquisition of the Westfield Homeowners Association wastewater system located in Cook County, Illinois. In June 2024, Aqua Texas signed an asset purchase agreement to acquire the Dril-Quip water and wastewater systems. Including the recently signed purchase agreement, the company has six signed purchase agreements for additional water and wastewater systems in Pennsylvania and Texas that are pending closing and are expected to serve over 217,000 customers or equivalent dwelling units and total approximately $385 million in purchase price. Excluding the company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), the company has approximately $100 million of signed purchase agreements in the regulatory approval process.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 400,000 total customers.

2024 Financial and Growth Guidance

Essential clarifies guidance:

•	In February, we provided guidance for 2024 net income per diluted common share to be $1.96 to $2.00. We anticipate exceeding this 2024 guidance as a result of the gain on sale of the energy plant assets, despite the warmer-than-normal weather that resulted in lower regulated natural gas operating revenues year-to-date
•	In 2024, regulated infrastructure investments will be approximately $1.3 to $1.4 billion
•	Through 2028, we will make regulated infrastructure investments of approximately $7.2 billion, weighted towards the regulated water segment
•	Through 2028, the regulated water segment rate base will grow at a compounded annual growth rate of approximately 8%
•	Through 2028, the regulated natural gas segment rate base will grow at a compounded annual growth rate of approximately 10%
•	Through 2028, the regulated utility rate base will grow at a compounded annual growth rate of over 8%
•	The regulated water customer base (or equivalent dwelling units) of the business will grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth
•	The regulated natural gas customer base of the business will be stable for 2024
•	In 2024, approximately $250 million in equity is expected to be raised using an ATM equity program

Sustainability Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline
•	Multiyear plan to ensure that finished water does not exceed the EPA regulation published recently for PFOA, PFOS, PFHxS, PFNA, and HFPO-DA contaminants

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

The earnings per share, infrastructure investment, and rate base guidance includes the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but does not include DELCORA or other potential municipal acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. The average annual regulated water segment growth guidance reflects the company’s proven acquisition track record of adding nearly 129,000 customers or equivalent dwelling units and over $500 million in rate base since 2015, its current backlog of approximately $385 million of signed pending acquisitions with over 217,000 equivalent customers, and the current acquisition landscape.

The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as needed basis to support acquisitions and capital investment plans.

Second Quarter 2024 Earnings Call Information

Date: August 6, 2024

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: (800) 770-2030 (U.S.)

Pass code: 9261648

The company’s conference call with financial analysts will take place on Tuesday, August 6, 2024, at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on August 6, 2024, for seven days following the call. To access the audio replay in the U.S. dial (800) 770-2030 toll-free or (609) 800-9909 (pass code 9261648).

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the company’s belief that it will comply with the finalized EPA PFAS rules, the guidance range of net income per diluted common share; the anticipated amount of capital investment in 2024 through 2028; the rate base growth of company through 2028; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; the rate base growth from its organic capital investment program through 2028; its plan to raise approximately $250 million in equity through the At-The-Market equity program; the Company’s water utility customer base growth at an average annual long term growth rate of between 2-3% for acquisitions and organic customer growth; the Company’s water utility compounded growth rate of 8%; and, the Company’s gas utility compounded growth rate of 10%. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in the EPAs regulations; changes in the United States’ governments, including the Office of President, and the resultant changes in policy; disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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WTRGF

Media Contact:

David Kralle

Vice President, Public Affairs

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, IR and Treasurer

O: 610.645.1191

BJDingerdissen@Essential.co

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Operating revenues	$434,406	$436,700	$1,046,475	$1,163,150
Operations and maintenance expense	$142,512	$133,508	$279,412	$271,502

Net income	$75,385	$91,268	$341,157	$282,702

Basic net income per common share	$0.28	$0.35	$1.25	$1.07
Diluted net income per common share	$0.28	$0.34	$1.25	$1.07

Basic average common shares outstanding	273,567	264,418	273,472	264,306
Diluted average common shares outstanding	273,953	264,818	273,869	264,840

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Operating revenues	$434,406	$436,700	$1,046,475	$1,163,150

Operating expenses:
Operations and maintenance	142,512	133,508	279,412	271,502
Purchased gas	33,728	41,933	163,403	298,248
Depreciation	89,578	84,937	178,294	167,860
Amortization	1,068	724	2,156	1,595
Taxes other than income taxes	22,233	20,348	47,257	43,226
Total	289,119	281,450	670,522	782,431

Operating income	145,287	155,250	375,953	380,719

Other expense (income):
Interest expense	73,045	69,182	146,318	141,850
Interest income	(276)	(970)	(1,265)	(1,789)
Allowance for funds used during construction	(5,229)	(3,424)	(9,910)	(9,112)
Gain on sale of other assets	(203)	(220)	(91,828)	(469)
Other	701	(323)	259	(563)
Income before income taxes	77,249	91,005	332,379	250,802
Income tax expense (benefit)	1,864	(263)	(8,778)	(31,900)
Net income	$75,385	$91,268	$341,157	$282,702

Net income per common share:
Basic	$0.28	$0.35	$1.25	$1.07
Diluted	$0.28	$0.34	$1.25	$1.07

Average common shares outstanding:
Basic	273,567	264,418	273,472	264,306
Diluted	273,953	264,818	273,869	264,840

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30,	December 31,
	2024	2023

Net property, plant and equipment	$12,519,129	$12,097,072
Current assets	362,733	491,979
Regulatory assets and other assets	4,370,254	4,252,408
	$17,252,116	$16,841,459

Total equity	$6,163,234	$5,896,183
Long-term debt, excluding current portion, net of debt issuance costs	7,010,887	6,826,085
Current portion of long-term debt and loans payable	165,054	227,538
Other current liabilities	464,096	570,389
Deferred credits and other liabilities	3,448,845	3,321,264
	$17,252,116	$16,841,459